Exhibit 99

                                                      MONSANTO COMPANY
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (Dollars in millions)

                                              Nine Months Ended
                                                  Sept. 30,                             Year Ended Dec. 31,
                                           ------------------------ ----------------------------------------------------------
                                                2002        2001         2001       2000        1999        1998       1997
                                                ----        ----         ----       ----        ----        ----       ----
Income (Loss) Before Income Taxes
     and Cumulative Effect of
     Accounting Change                           $ 97       $632*        $459*      $334        $263       $ (60)       $  1

Add:
     Fixed charges                                 79        117          153        272         305         140          68
     Less capitalized interest                     (6)       (26)         (30)       (37)        (23)         (9)         (9)
     Dividends from affiliated companies            1          1            1          1           1           1           1
     Equity affiliate expense (subtract
          equity affiliate income)                 31         29           41         34          18          31          (6)
                                                 ----       ----         ----       ----        ----        ----        ----

Earnings available for fixed charges             $202       $753         $624       $604        $564        $103        $ 55
                                                 ====       ====         ====       ====        ====        ====        ====

Fixed Charges:
     Interest expense                            $ 59       $ 73         $ 99       $214        $269         121        $ 48
     Capitalized interest                           6         26           30         37          23           9           9
     Portion of rents representative of
         interest factor                           14         18           24         21          13          10          11
                                                 ----       ----         ----       ----        ----        ----        ----
Fixed Charges                                    $ 79       $117         $153       $272        $305        $140        $ 68
                                                 ====       ====         ====       ====        ====        ====        ====

Ratio of Earnings to Fixed Charges               2.56       6.44         4.08       2.22        1.85        0.74        0.81
                                                 ====       ====         ====       ====        ====        ====        ====



* In accordance with Statement of Financial Accounting Standards Board No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002, Income Before Income Taxes and Cumulative Effect of Accounting Change for the nine months ended Sept. 30, 2001 and the year ended Dec. 31, 2001 have been restated to reflect the reclassification of the loss on early extinguishment of debt from an extraordinary item into operating income.